Exhibit 10.21

Name of Grantee:

This Award and any securities delivered hereunder are subject to restrictions on voting and transfer and requirements of sale and other provisions set forth in the Stockholders Agreement, to be entered into on or before the Closing Date (as that term is defined in the Merger Agreement), among CC Media Holdings, Inc., BT Triple Crown Merger Co., Inc. (“MergerSub”), Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., Mark P. Mays, L. Lowry Mays, Randall T. Mays, and other stockholders of CC Media Holdings, Inc. who from time to time may become a party thereto, as amended from time to time, (the “Stockholders Agreement”), and the Side Letter Agreement, to be entered into on or before the Closing Date, among CC Media Holdings, Inc., MergerSub, Clear Channel Capital IV, LLC, Clear Channel Capital V, L.P., Mark P. Mays, L. Lowry Mays and Randall T. Mays (“Side Letter Agreement,” together with the Stockholders Agreement, the “Equity Agreements”). This Award and any securities delivered hereunder constitute Executive Shares as defined in the Stockholders Agreement.

CC MEDIA HOLDINGS, INC.

Senior Executive Restricted Stock Award Agreement

CC Media Holdings, Inc.

c/o Clear Channel Communications, Inc.

200 East Basse Road

San Antonio, TX 78209

Attention: Bill Hamersly, SVP, Human Resources

Ladies and Gentlemen:

The undersigned Grantee (i) acknowledges receipt of an award (the “Award”) of restricted stock from CC Media Holdings, Inc., a Delaware corporation (the “Company”), under the Company’s 2008 Executive Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan, a copy of which Plan, as in effect on the date hereof, is attached hereto as Exhibit A; and (ii) agrees with the Company as follows:

1. Effective Date. This agreement (the “Award Agreement”) shall take effect as of July 30, 2008, which is the grant date of the Award (the “Grant Date”). The Grantee shall be the record owner of the Shares on the Grant Date.

2. Shares Subject to Award. The Award consists of a total of 555,556 shares of Class A Common Stock of the Company, par value $.001 per share (the “Shares”) with a Fair Market Value on the Grant Date of $36.00 per Share and $20,000,000.00 (TWENTY MILLION DOLLARS) in the aggregate.

The Grantee’s rights to the Shares are subject to the restrictions described in this Award Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

3. Nontransferability of Shares. The Shares acquired by the Grantee pursuant to this Award Agreement shall not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except as provided in the Equity Agreements.

4. Forfeiture Risk. If the Grantee’s Employment with the Company and its subsidiaries ceases for any reason, other than death, Disability, termination of employment by the Company without Cause, or resignation by Grantee for Good Reason, then any and all outstanding and unvested Shares acquired by the Grantee hereunder shall be automatically and immediately forfeited.

The Grantee hereby (i) appoints the Company as the attorney-in-fact of the Grantee to take such actions as may be necessary or appropriate to effectuate a transfer of the record ownership of any Shares that are unvested and forfeited hereunder, (ii) agrees to deliver to the Company, as a precondition to the issuance of any certificate or certificates with respect to unvested Shares hereunder, one or more stock powers, endorsed in blank, with respect to such Shares, and (iii) agrees to sign such other powers and take such other actions as the Company may reasonably request to accomplish the transfer or forfeiture of any unvested Shares that are forfeited hereunder.

5. Certificates. The Company will, on or subsequent to the Grant Date, issue the Grantee a certificate representing the Shares. If unvested Shares are held in book entry form at any time thereafter, the Grantee agrees that the Company may give stop transfer instructions to the depositary, stock transfer agent or other keeper of the Company’s stock records to ensure compliance with the provisions hereof.

6. Vesting of Shares.

7. Legend. In addition to any legend required by the Equity Agreements or applicable law, any certificates representing Shares shall contain a legend substantially in the following form:

THE TRANSFERABILITY OF THIS CERTIFICATE AND THE SHARES OF STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) OF THE CLEAR CHANNEL 2008 EXECUTIVE INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND CC MEDIA HOLDINGS, INC. AND THE STOCKHOLDERS AGREEMENT, DATED AS OF JULY 29, 2008, AMONG CC MEDIA HOLDINGS, INC., BT TRIPLE CROWN MERGER CO., INC., CLEAR CHANNEL CAPITAL IV, LLC, CLEAR CHANNEL CAPITAL V, L.P., MARK P. MAYS, L. LOWRY MAYS, RANDALL T. MAYS, AND OTHER STOCKHOLDERS OF CC MEDIA HOLDINGS, INC. WHO FROM TIME TO TIME MAY BECOME A PARTY HERETO. COPIES OF SUCH PLAN, AWARD AGREEMENT AND STOCKHOLDERS AGREEMENT ARE ON FILE IN THE OFFICES OF CC MEDIA HOLDINGS, INC.

Upon the request of the Grantee, as soon as practicable following the Vesting of any such Shares the Company shall cause a certificate or certificates covering such Shares, without the aforesaid legend, to be issued and delivered to the Grantee. If any Shares are held in book-entry form, the Company may take such steps as it deems necessary or appropriate to record and manifest the restrictions applicable to such Shares.

8. Dividends, etc. The Grantee shall be entitled to (i) receive any and all dividends or other distributions paid with respect to those vested and unvested Shares of which the Grantee is the record owner on the record date for such dividend or other distribution, whether or not Vested at such time, in the same form and amount as any holder of Stock receives, and (ii) subject to the terms of the Equity Agreements, vote any Shares of which the Grantee is the record owner on the record date for such vote; provided, however, that any property (other than cash) distributed with respect to a share of Stock (the “Associated Share”) acquired hereunder, by reason of a stock dividend, stock split or other similar adjustment to the Stock pursuant to Section 7(b) of the Plan, shall be subject to the restrictions of this Award Agreement in the same manner and for so long as the Associated Share remains subject to such restrictions, and shall be promptly forfeited if and when the Associated Share is so forfeited.

9. Sale of Vested Shares. The Grantee understands that the sale of any Share, once it has Vested, will remain subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the Vesting or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; (iii) applicable requirements of federal and state securities laws; and (iv) the terms and conditions of the Equity Agreements to the extent that they are then in effect.

10. Provisions of the Plan. This Grant is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Award has been furnished to the Grantee and the Grantee agrees to be bound by the terms of the Plan and this Award. In the event of any conflict between the terms of this Award and the Plan, the terms of this Award shall control. Notwithstanding Section 9 of the Plan, the Administrator shall not, in order to avoid liability accounting as provided therein, revoke or reduce the amount of any Award, but may impose reasonable terms and conditions on the exercise of put rights, call rights and other transactions as may be reasonably necessary to avoid the treatment of the grant as a liability award under FASB. Notwithstanding Section 9 of the Plan, the Administrator shall not, without the Grantee’s consent, alter the terms of the Plan or this Award Agreement so as to adversely affect the Grantee’s rights under this Award Agreement.

11. Other Agreements. Grantee acknowledges and agrees that the Shares delivered under this Award Agreement shall be subject to the Equity Agreements and the transfer and other restrictions, rights, and obligations set forth therein. By executing this Award Agreement, Grantee hereby becomes a party to and bound by the Equity Agreements as an Executive (as such term is defined in the Stockholders Agreement and used in the Side Letter Agreement), without any further action on the part of Grantee, the Company or any other Person.

12. Certain Tax Matters. The Grantee expressly acknowledges the following:

A. The Grantee has been advised to confer promptly with a professional tax advisor to consider whether the Grantee should make a so-called “83(b) election” with respect to the Shares. Any such election, to be effective, must be made in accordance with applicable regulations and within thirty (30) days following the date this Award is granted and the Grantee must provide the Company with a copy of the 83(b) election prior to filing. The Company has made no recommendation to the Grantee with respect to the advisability of making such an election.

B. The award or Vesting of the Shares acquired hereunder, and the payment of dividends with respect to such Shares, may give rise to “wages” subject to withholding. The Grantee expressly acknowledges and agrees that his or her rights hereunder are subject to his or her promptly paying to the Company in cash (or by such other means as may be acceptable to the Company in its discretion), all taxes required to be withheld in connection with such award, Vesting or payment. Notwithstanding the foregoing, the Administrator shall, at the election of the Participant, hold back Shares from an Award or permit the Grantee to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the applicable minimum statutory withholding rate).

13. Definitions. The initially capitalized term Grantee shall have the meaning set forth on the first page of this Award Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and to the extent not defined in the Plan, then as defined in the Equity Agreements. The following terms shall have the meanings set forth below:

“Cause” has the meaning set forth in the Employment Agreement.

“Change of Control” has the meaning set forth in the Stockholders Agreement.

“Disability” has the meaning set forth in the Employment Agreement.

“Employment Agreement” shall mean the employment agreement entered into between the Company, BT Triple Crown Merger Co., Inc. and the Grantee dated July 28, 2008.

“Good Reason” has the meaning set forth in the Employment Agreement.

“Investors” has the meaning set forth in the Stockholders Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of November 16, 2006 and amended on April 18, 2007, May 17, 2007 and May 13, 2008, by and among the Company, MergerSub, B Triple Crown Finco, LLC, a Delaware limited liability company, T Triple Crown Finco, LLC, a Delaware limited liability company, and Clear Channel Communications, Inc., a Texas Corporation (“Clear Channel”).

“Vest” as used herein with respect to any Share means the lapsing of the restrictions described herein with respect to such Share.

14. General. For purposes of this Award Agreement and any determinations to be made by the Administrator or the Committee, as the case may be, hereunder, the determinations by the Administrator or the Committee, as the case may be, shall be binding upon the Grantee and any transferee.

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Very truly yours,

Address:

Dated:

The foregoing Restricted Stock Award is hereby accepted:

CC MEDIA HOLDINGS, INC.

Name: Andrew Levin
Title: Executive Vice President and Chief Legal Officer

[SIGNATURE PAGE TO RANDALL T. MAYS SENIOR EXECUTIVE RESTRICTED STOCK AGREEMENT]

Section 83(b) Election

[DATE]

Department of the Treasury

Internal Revenue Service Center

Austin, TX 73301-0002

Ladies and Gentlemen:

I hereby make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. The following information is submitted as required by Treas. Reg. §1.83-2(e):

1.	Name of Taxpayer:	«First_Name» «Last_Name»

	Home Address:	«Street»
«City», «State» «Zip»

Social Security No.:

2.	Property for which election is made:	«Total_Shares» Shares of Class A Common Stock of CC Media Holdings, Inc.

3.	Date of Transfer:

4.	Taxable year for which election is made:	Calendar year 2008

5.	Restrictions to which property is subject:	The shares are subject to time-based vesting restrictions and other forfeiture provisions as specified in a restricted stock award agreement and are restricted as to transfer in accordance with a stockholders agreement. The shares will generally be forfeited if employment ceases prior to vesting.

6.	The fair market value of the property at the time of its transfer to me (without regard to restrictions) was:	«Total_Value»

7.	Amount paid for the property:	$0.00

A copy of this election has been furnished to the Company and to each other person, if any, required to receive the election pursuant to Treas. Reg. § 1.83-2(d).

Please acknowledge receipt of this Section 83(b) Election by signing or stamping the enclosed copy of this letter and return it in the enclosed, self-addressed, stamped envelope.

Very truly yours,

«First_Name» «Last_Name»

cc:	CC Media Holdings, Inc.